Exhibit 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE
Contact:

Genaera Corporation	Susan Neath
Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-4004	(619) 849-6007
www.genaera.com	sneath@pnlifesciences.com

Genaera Corporation Announces Licensing of Exclusive Rights to Pexiganan, a Novel Anti-Infective Drug Candidate, by MacroChem Corporation

Supports Genaera’s Strategic Focus on Core Programs in Obesity and Asthma

Plymouth Meeting, PA – October 3, 2007 – Genaera Corporation (NASDAQ: GENR) today announced that MacroChem Corporation (OTCBB: MACM) has exercised the July 2007 option to acquire from Genaera the exclusive worldwide license rights for use of pexiganan as a drug. Pexiganan is a novel, small peptide anti-infective originally discovered by Genaera scientists which was developed for the treatment of patients with infected diabetic foot ulcers.

Under the terms of the license agreement, MacroChem has agreed to pay Genaera an initial fee of $1 million dollars in several installments through February 1, 2008. The terms of the agreement also include $7 million dollars in milestone payments to Genaera upon the achievement of clinical milestones including the start of phase 3 clinical trials and regulatory approval. The agreement further includes sales-based milestones of up to $35 million dollars, and 10% royalty payments on net sales. In addition, MacroChem will assume all clinical development, manufacturing and regulatory activities for pexiganan.

“We are pleased to enter into this agreement with MacroChem for the therapeutic rights to pexiganan. We believe pexiganan has significant potential to treat infected diabetic foot ulcers and that MacroChem, with its complementary pipeline and focus, is an excellent partner to move pexiganan forward to commercialization,” stated Dr. Henry Wolfe, Executive Vice President and Chief Scientific Officer.

“Out-licensing of pexiganan is an important first step in the execution of Genaera’s strategy to divest our non-core assets, which also include squalamine and LOMUCIN™, while we aggressively continue to focus our efforts and resources on advancing MSI-1436 (trodusquemine) through the clinic for the treatment of obesity and type 2 diabetes,” stated Jack Armstrong, President and Chief Executive Officer. “We are pleased to have forged the MacroChem partnership for pexiganan and believe it will result in the drug candidate progressing toward approval, which would benefit both companies. Added to our partnership with MedImmune/Astra Zeneca for the anti-IL-9 antibody (MEDI-528), which is already in multiple phase 2 trials, the MacroChem license provides Genaera with two excellent partnerships and opportunities for the future. Our goal is to achieve the same excellent level of cooperation and communication with MacroChem that characterizes our current relationship with MedImmune.”

About Pexiganan

Pexiganan is a 22-amino acid, linear peptide which is formulated as a cream and has a novel mechanism of action based on its ability to selectively disrupt the integrity of bacterial cell membranes. In addition, it has antimicrobial activity against both Gram positive and Gram negative organisms that commonly infect skin and soft tissue. Pexiganan is also effective against methycillin-resistant staphylococcus aureus (MRSA) and has a low potential for induction of resistance and no cross-resistance with existing therapeutic antibiotics.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, MSI-1436 (trodusquemine), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

About MacroChem

MacroChem Corporation is a specialty pharmaceutical company with two clinical development stage products containing our proprietary enhancer, SEPA®: EcoNail, to treat fungal infection of the nail and Opterone®, to treat male hypogonadism. In addition to their SEPA technology, MacroChem is also evaluating applications for MacroDerm™, their patented series of polymers that impede penetration of active ingredients through the skin. The in-licensing of pexiganan represents the first product under the Company’s previously stated strategy to seek such opportunities to complement its proprietary products based on its transdermal drug delivery technologies. For more information visit their website, http://www.macrochem.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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